                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                VF CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                VF CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5) Total fee paid:

- --------------------------------------------------------------------------------



/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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







                                     [LOGO]


                                 VF CORPORATION


                                                                  March 17, 1995



Dear Shareholder:

                 You are cordially invited to attend the Annual Meeting of Shareholders of VF Corporation, which will be held on Tuesday, April 18, 1995, at The Inn at Reading, Park Road & Warren Street By-Pass, Wyomissing, Pennsylvania, commencing at 10:30 A.M. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

                 At the meeting, shareholders will be asked to elect three directors, to approve the 1995 Key Employee Restricted Stock Plan, and to consider such other matters as may properly come before the meeting. These matters are discussed in greater detail in the accompanying proxy statement.

                 Your Board of Directors recommends a vote FOR the election of directors and FOR approval of the 1995 Key Employee Restricted Stock Plan.

                 Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

                 Your interest and participation in the affairs of the Corporation are most appreciated.

                                                     Sincerely,



                                                     L. R. Pugh
                                                     Chairman of the Board
                                                     and Chief Executive Officer

                                     [LOGO]

                                 VF CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 18, 1995

                                                                  March 17, 1995

To the Shareholders of VF CORPORATION:

                 The Annual Meeting of Shareholders of VF Corporation will be held at The Inn at Reading, Park Road & Warren Street By-Pass, Wyomissing, Pennsylvania, on Tuesday, April 18, 1995, at 10:30 A.M. for the following purposes:

                 (1) to elect three directors in accordance with the By-Laws;

                 (2) to consider and vote upon approval of the 1995 Key Employee Restricted Stock Plan; and

                 (3) to transact such other business as may properly come before the meeting and at any adjournments thereof.

                 A copy of the Annual Report for 1994 is enclosed for your information.

                 Only shareholders of record as of the close of business on March 1, 1995 will be entitled to vote at the meeting.

                                           By Order of the Board of Directors


                                                    L. M. Tarnoski
                                              Vice President/Secretary


                             YOUR VOTE IS IMPORTANT

                    YOU ARE URGED TO SIGN, DATE AND PROMPTLY
                  RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT


         FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS OF VF CORPORATION


         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at the Annual Meeting of Shareholders of the Corporation on April 18, 1995 and at any adjournment or adjournments of the meeting (the "Meeting") for the purposes described in the foregoing notice of the Meeting. Proxies which are validly executed by shareholders and which are received by the Corporation prior to the meeting will be voted in accordance with the instructions contained thereon.
If no instructions are given, a proxy will be voted for the election of the three nominees proposed for election as directors and for approval of the 1995 Key Employee Restricted Stock Plan (the "Restricted Stock Plan").

         The securities entitled to vote at the meeting consist of shares of Common Stock and Series B ESOP Convertible Preferred Stock ("Series B Stock") of the Corporation. The outstanding shares at the close of business on March 1, 1995 were 66,112,529, consisting of 64,098,102 shares of Common Stock and 2,014,427 shares of Series B Stock. Each share is entitled to one vote, and nominees receiving a plurality of the votes cast will be elected as directors. Only holders of record at the close of business on March 1, 1995 will be entitled to vote at the Meeting. The holders of a majority of the outstanding shares must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for the purpose of determining a quorum but neither will be counted in the election of directors or in the voting on the Restricted Stock Plan.

         A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1994 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

         The mailing address of the Corporation's executive office is P.O. Box 1022, Reading, Pennsylvania 19603. The approximate date on which this proxy statement and the form of proxy were first mailed or given to security holders was March 17, 1995.

                             ELECTION OF DIRECTORS


         The three persons listed below have been nominated by the Board of Directors to serve as directors until the 1998 Annual Meeting of Shareholders. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the following nominees. In the event that any nominee is unable to serve or will not serve as a director, it is intended that the proxies solicited hereby will be voted for such other person or persons as may be nominated by management. Vacancies in the Board of Directors may be filled by the Board of Directors, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. J. Berkley Ingram, Jr., a current director whose term expires at the 1995 Annual Meeting, has attained age 70 and therefore is not eligible for reelection.

- --------------------------------------------------------------------------------------
                                                                        Year in Which
                                                                        Service as a
Name                              Principal Occupation                  Director Began
- --------------------------------------------------------------------------------------
To Serve Until
the 1998 Annual Meeting

Robert D. Buzzell, 61.......      Distinguished Professor,
                                  School of Business
                                  Administration - George
                                  Mason University...........                1983

Edward E. Crutchfield,            Chairman and Chief Executive
    Jr., 53.................      Officer, First Union
                                  Corporation................                1992

Leon C. Holt, Jr., 69.......      Former Vice Chairman and
                                  Chief Administrative Officer,
                                  Air Products and Chemicals,
                                  Inc........................                1983


         Dr. Buzzell has served as a Distinguished Professor at the School of Business Administration of George Mason University since September 1993. Prior thereto, he served on the faculty of the Harvard Graduate School of Business Administration since 1961. He was appointed Professor of Business Administration in 1967 and named to the Sebastian S. Kresge Professorship in 1980. Dr. Buzzell also serves as a director of Interpractice Systems, Inc. and Harleysville Group Inc. He is a member of the Organization and Compensation and Pension Advisory Committees of the Board of Directors.

         Mr. Crutchfield joined First Union (a banking and financial services company) in 1965 and served in various managerial positions until he was named President of First Union National Bank in 1973. He was named Chief Executive Officer of the Bank in 1978. He was named President of First Union Corporation in 1983, Chief Executive Officer in 1984 and Chairman in 1985. Mr.
Crutchfield serves as a director of First Union Corporation, BellSouth Telecommunications, Inc., The Liberty Corporation, Bernhardt Industries, Inc., and the Charlotte-Mecklenburg Hospital Authority. He is a trustee of the University of North Carolina at Charlotte, the Institute of Private Enterprise-The University of North Carolina at Chapel Hill and the Independent College Fund of North Carolina and serves as Chairman of Johnson C. Smith University's Campaign For The 90's. He is a member of the Audit, Finance and Organization and Compensation Committees of the Board of Directors.

         Mr. Holt joined Air Products and Chemicals, Inc. (an industrial gases and chemicals company) in 1957. Prior to his election as Vice Chairman and Chief Administrative Officer in 1978, Mr. Holt served as Vice President and General Counsel and as Vice President-Administration of that company. Mr. Holt retired from Air Products and Chemicals in 1990. Mr. Holt is a trustee of the Allentown Art Museum, the Committee for Economic Development, the Dorothy Rider-Pool Health Care Trust and the Rider-Pool Foundation and is a member of the Board of Advisors of the University of Pennsylvania Institute for Law and Economics. He is a member of the Audit and Finance Committees of the Board of Directors.



- -------------------------------------------------------------------------------
                                                                 Year in Which
                                                                 Service as a
Name                              Principal Occupation           Director Began
- -------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 1996
Annual Meeting

Ursula F. Fairbairn, 52.....      Senior Vice President -           1994
                                  Human Resources, Union
                                  Pacific Corporation.......

Barbara S. Feigin, 57.......      Executive Vice President,         1987
                                  Grey Advertising Inc......

Robert F. Longbine, 70.......     Former President and Chief        1982
                                  Operating Officer,
                                  Champion International
                                  Corporation...............

Mackey J. McDonald, 48......      President of the Corporation      1993

Lawrence R. Pugh, 62........      Chairman of the Board             1980
                                  and Chief Executive
                                  Officer of the Corporation;
                                  Chairman of the Executive
                                  Committee.................

- -------------------------------------------------------------------------------


         Mrs. Fairbairn has served as Senior Vice President of Human Resources of Union Pacific Corporation (a transportation company) since joining Union Pacific in 1990. From 1966 until joining Union Pacific, she was employed at IBM, where she last served as IBM Director of Education and Management Development. From 1973 to 1974, Mrs. Fairbairn served as a White House Fellow and Executive Assistant to the Secretary of the Treasury. Mrs. Fairbairn serves as a Director of Armstrong World Industries, Inc. and Menasha Corporation. She is a member of the Pension Advisory and Organization and Compensation Committees of the Board of Directors.

         Mrs. Feigin has served as Executive Vice President and a member of the Agency Policy Council of Grey Advertising since 1983. She joined Grey in 1969, was elected Vice President in 1972 and Senior Vice President in 1975. Mrs. Feigin is past Chairman of the Advertising Research Foundation and serves on the Board of Overseers of Whitman College. Mrs. Feigin also serves as a director of Circuit City Stores, Inc. She is a member of the Audit and Organization and Compensation Committees of the Board of Directors.

         From 1980 until his retirement in 1987, Mr. Longbine was President and Chief Operating Officer of Champion International Corporation (a forest products company). Mr. Longbine is a member of the Executive, Nominating and Organization and Compensation Committees of the Board of Directors.

         Mr. McDonald joined the Lee Division of the Corporation in February 1983 as Assistant Vice President - Product and Technical Services. In April 1984, he was named Vice President - Business Planning of Lee and from October 1984 until December 1986, he served as President of the former Troutman Division of the Corporation. In December 1986, he was named Executive Vice President of the Wrangler Division, serving in that capacity until October 1988 when he was named President. He was named a Group Vice President of the Corporation in February 1991. In October 1993, Mr. McDonald was elected President and a director of the Corporation. He serves as a member of the Finance Committee of the Board of Directors.

         Mr. Pugh joined the Corporation as President in February 1980. In 1983, he was named Chairman of the Executive Committee of the Board of Directors and was elected Chairman of the Board. He is a director of The Black & Decker Corporation, Meridian Bancorp, Inc., and UNUM Corporation. Mr. Pugh is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board except the Audit and Organization and Compensation Committees.


- -----------------------------------------------------------------------------
                                                               Year in Which
                                                               Service as a
Name                      Principal Occupation                 Director Began
- -----------------------------------------------------------------------------
Directors Whose Terms
Expire at the 1997
Annual Meeting

Roger S. Hillas, 67.....  Former Chairman, Meritor
                          Savings Bank...............               1982

Robert J. Hurst, 49.....  General Partner, Management
                          Committee, Goldman, Sachs
                          & Co.......................               1994

William E. Pike, 66.....  Former Executive Vice
                          President, J.P. Morgan & Co.
                          Incorporated...............               1972

M. Rust Sharp, 54.......  Partner, Clark, Ladner,
                          Fortenbaugh & Young
                          (Attorneys)................               1984

L. Dudley Walker, 64....  Chairman of the Board,
                          Bassett-Walker, Inc........               1984


- -----------------------------------------------------------------------------


         From 1988 until December 1992, Mr. Hillas was Chairman and a director of Meritor Savings Bank. Prior thereto, he was Chairman and a director of PNC Financial Corp., a Pennsylvania multi-bank holding company, as well as Chairman and Chief Executive Officer of Provident National Bank (now PNC Bank, N.A.), a subsidiary of PNC Financial Corp. Mr. Hillas serves as a director of P.H. Glatfelter Co., Consolidated Rail Corporation, Toll Brothers Inc. and The Bon-Ton Stores, Inc. He is a member of the Audit and Pension Advisory Committees of the Board of Directors.

         Mr. Hurst is a general partner and member of the Management Committee of Goldman, Sachs & Co. (a securities firm), which he joined in 1974 and with which the Corporation maintains investment banking relations. He became a general partner in 1980 and head of the Investment Banking Division in 1990. Mr. Hurst also serves as a director of USF&G Corporation and Sigma-Aldrich Corporation. He is also Vice Chairman of the Board of Trustees of Clark University, President of the Board of Trustees of The Jewish Museum, Trustee of the Whitney Museum of American Art and a member of the Board of Directors of the Securities Industry Association. He serves as a member of the Finance Committee of the Board of Directors.

         In 1960, Mr. Pike joined Morgan Guaranty Trust Company of New York, with which the Corporation maintains banking relationships and certain investment banking relationships with its affiliates. He served in several positions with Morgan until February 1986, when he was elected Executive Vice President of J.P. Morgan & Co. Incorporated, the parent company of Morgan Guaranty. Mr. Pike retired from J.P. Morgan & Co. in 1989. He also serves as a director of American States Insurance Company. Mr. Pike is a member of the Executive, Finance and Organization and Compensation Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

         Mr. Sharp is a partner in Clark, Ladner, Fortenbaugh & Young, a Philadelphia, Pennsylvania law firm which provides legal services to the Corporation. He has been affiliated with the law firm for more than 26 years and is a director of Pennock Company, a national wholesale florist. Mr. Sharp is a member of the Executive and Finance Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

         Mr. Walker served as President and Chief Executive Officer of Bassett-Walker, Inc., a wholly-owned subsidiary of the Corporation, from 1960 to 1987; he has been a director since 1952 and Chairman of the Board since 1978. Mr. Walker also serves as a director of Crestar Financial Corporation, a bank holding company, and Crestar Bank. He is a member of the Pension Advisory Committee of the Board of Directors.

                         BOARD MEETINGS AND COMMITTEES

         There are currently 14 members of the Board of Directors, although there will be 13 members at the conclusion of the Annual Meeting due to the ineligibility under the Corporation's By-Laws of Mr. Ingram to stand for reelection. During 1994, there were seven meetings of the Board. All members of the Board attended at least 75% of the total number of meetings of the Board and all committees on which they served.

         The following committees of the Board of Directors have primary responsibility for audit, nomination or compensation matters.

         AUDIT COMMITTEE: This committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting the independent auditors for the Corporation, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit and (4) overseeing the scope and adequacy of the Corporation's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Corporation. The members of the committee are Messrs. Hillas (Chairman), Crutchfield and Holt and Mrs. Feigin. The committee held two meetings during 1994.

         FINANCE COMMITTEE: This committee monitors and recommends to the Board the financial policies to be observed in conducting the affairs of the Corporation. Included among its responsibilities are matters involving dividend policy, the issuance of securities, capital appropriations, forecasts and budgets and mergers and acquisitions. Members of the committee are Messrs. Holt (Chairman), Crutchfield, Hurst, Ingram, McDonald, Pike, Pugh and Sharp. The committee held six meetings during 1994.

         ORGANIZATION AND COMPENSATION COMMITTEE: It is the responsibility of this committee to make a continuing review of the Corporation's compensation and benefit programs, to consider its organizational structure, including management development and succession, and to make recommendations to the Board regarding such programs and structure. This committee also has responsibility for (1) reviewing and recommending to the Board salary and incentive compensation for the Corporation's Chief Executive Officer and the other executive officers named in this proxy statement and (2) reviewing and recommending to the Board of Directors, short-term and long-term incentive compensation programs and setting performance goals. The members of the committee are Mr. Pike (Chairman), Mrs. Feigin, Mrs. Fairbairn and Messrs. Buzzell,

Crutchfield, Ingram and Longbine. No member of this committee has ever been employed by the Corporation. The committee held four meetings during 1994.

         NOMINATING COMMITTEE: The responsibilities of this committee include the screening of potential candidates for director and the recommendation of candidates to the Board of Directors. The Corporation's By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder's intent to nominate a person for election as a director at a meeting is received by the Secretary of the Corporation (1) in the case of an Annual Meeting, not less than 150 days prior to the date of the Annual Meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The committee will consider suggestions from the Corporation's shareholders, which should be submitted to the Secretary of the Corporation. The committee may refuse to take action on such recommendation, in which case the shareholder proposing the nominee would have to follow the formal procedures set forth in the By-Laws. The members of the committee are Messrs. Longbine (Chairman), Pike and Pugh. During 1994, the committee held three meetings.

         Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the 1934 Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the Performance Graphs on page 18 shall not be incorporated by reference into any such filings.

                         ORGANIZATION AND COMPENSATION
                                COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

         The goal of the Corporation's Executive Compensation Program (the "Program") is to attract, retain and motivate the Corporation's management team to produce above average returns for shareholders.

         In order to achieve this goal, the Program incorporates three compensation objectives. First, the Program seeks to offer total compensation at levels that are competitive with other large U.S.

based companies with which the Corporation may compete for executive talent. Based on advice received by the Corporation from its independent compensation consultant, the Organization and Compensation Committee of the Board (the "Compensation Committee") believes that the Towers Perrin executive compensation database, which includes executive compensation data for over 350 large U.S. based companies, fairly represents this group (the "Corporation's Peer Group"). Second, the Program aims to provide incentives to executives based on a number of variables including corporate and individual performances, and to reward superior performance with superior levels of compensation.
Third, the Program seeks to encourage maximization of long-term total shareholder return by providing executives with long-term incentives through executive stock ownership which will create an identity of interests between the shareholders and executives. The Corporation balances each of the Program's objectives by establishing target compensation levels for executive pay which will be achieved through a combination of base salary, annual incentive pay and stock options designed to create long-term incentives.

         It is the philosophy of the Corporation that a substantial portion of each executive's total compensation should be at risk based on the financial performance of the Corporation. The at-risk components of total compensation are progressively greater for higher level positions. For 1994, the at-risk components of the targeted compensation packages for the five executive officers named in this proxy statement ranged from 55% to 75%.

COMPETITIVE COMPENSATION TARGETS

         Total compensation targets, consisting of base salary and annual and long-term incentive awards, are set annually for all management positions. Counsel with the Corporation's independent compensation consultant regarding the Corporation's Peer Group as well as companies within the S & P Textile (Apparel Manufacturers) Index together with analysis of published survey materials and relevant proxy statements form the basis for establishing compensation targets.

         In general, commensurate with each position's responsibility and impact on results, total compensation for each of the Corporation's executive officers is targeted to be at the 75th percentile of compensation paid to executives in comparable positions within the Corporation's Peer Group, provided the performance goal established by the Compensation Committee under the Corporation's Executive Incentive Compensation Plan ("EICP") is met.

         Under the EICP, which was approved by shareholders in 1994, a performance goal based on the Corporation's earnings per share, excluding the effects of certain non-recurring items, is set each year by the Compensation Committee. Depending upon the level of achievement of the performance goal, actual annual EICP awards may range from 0 to 150% of the target award for each plan participant. For 1994, awards ranged from 75% to 133% of base salary.
The maximum individual award in any year is $1,500,000. The Compensation Committee may exercise negative discretion to reduce awards generally or for any individual participant.

         In 1995, the Compensation Committee recommended to the Board and the Board approved a Discretionary Executive Bonus Plan ("DEBP"). The purpose of this Plan is to enable the Committee to establish performance goals for senior members of management based on financial measurements which may include but are not limited to the earnings per share measurement provided for in the EICP. Under the DEBP the Board retains the discretion to increase or decrease awards based on its evaluation of individual performance and other factors it deems relevant. Targeted awards under this Plan will be included in the calculations made for purposes of targeting total compensation for executive officers at the 75th percentile of compensation paid to executives in comparable positions with the Corporation's Peer Group. This Plan was not in effect for 1994.

         Stock options are typically granted annually under the Corporation's 1991 Stock Option Plan to provide executive officers and other employees with a competitive, long-term incentive opportunity. The size of each grant generally increases with the level of responsibility of the executive officer. The actual grant to each executive officer named in this proxy statement also depends upon the Compensation Committee's assessment of the individual's performance. The Committee does not assign specific weighting to these factors.

SUMMARY OF ACTIONS TAKEN BY THE ORGANIZATION AND COMPENSATION COMMITTEE

1994 MERIT INCREASES

         At its October 1993 meeting, the Committee approved merit increase budgets for the Corporation and its subsidiaries based on competitive data presented to the Committee on projected 1994 merit increase budgets for comparable United States companies. The Corporation's overall 1994 merit increase budget was 4%. At its February 1994 meeting, the Committee approved actual salary increases to be effective as of January 1, 1994. The actual salary increase for each named executive officer was set based on the Committee's assessment of the individual's performance and the individual's salary within his salary grade as well as salary practices of comparable companies.

EXECUTIVE INCENTIVE COMPENSATION PLAN AWARDS

         At its February 1994 meeting, the Committee fixed the EICP performance goal for the Corporation and the targeted bonus for each participating executive. The dollar amount of the targeted bonus was based upon a percentage of the midpoint of the salary range for the executive's position. At its February 1995 meeting, the Committee granted EICP awards to the named executive officers based on the Corporation having exceeded the EICP performance goal for 1994, and the review and assessment by the Committee of the performance of each named executive officer. In setting the EICP awards, the Committee gave primary weight to the level of achievement of the EICP performance goal.

STOCK OPTION GRANTS

         At its December 1994 meeting, the Committee reviewed the Corporation's philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit in the Corporation, it is the Corporation's practice to grant options to a significant number of management-level employees. In 1994, 610 management-level employees, including the named executive officers, received such grants.

         The stock options awarded to the executive officers named in this proxy statement were based on the Committee's assessment of the individual's total compensation from a competitive perspective within the guidelines established by the Corporation and the executive's performance. In establishing the total number of option awards, the Committee took into account the potential dilutive effect on the Corporation's shareholders of such option awards and has reduced the total number of stock options awarded, relative to the number of individuals receiving awards, from 1,580,000 options awarded to 536 employees in 1992, to 1,011,171 options awarded to 571 employees in 1993 and to 988,000 options awarded to 610 employees in 1994.

RESTRICTED STOCK AWARD

         At its February 1995 meeting, the Committee approved an award of 5,000 shares of restricted stock to Mackey J. McDonald, President of the Corporation, which vests in 2005, subject to his continued employment. The restricted stock award to Mr. McDonald was in recognition of his performance in 1994 and to provide additional incentive for Mr. McDonald to remain in the employ of the Corporation for a substantial period of time. It is intended that additional awards of restricted stock will be made to Mr. McDonald under the Restricted Stock Plan. (See Proposal No. 1)

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The Chief Executive Officer's salary, EICP bonus award and stock option grants follow the policies described above.

         Mr. Pugh's salary increase for 1994 was 3.4%. Factors considered by the Committee in determining this increase included Mr. Pugh's performance, the Corporation's performance in 1993 and competitive salary data presented by the Corporation's independent consultants. No specific weighting was assigned to these factors in setting Mr. Pugh's salary increase.

         The Committee awarded Mr. Pugh $1 million under the EICP based on the level of achievement of the EICP performance goal which is a reflection of the achievements of the Corporation in 1994 under Mr. Pugh's leadership.

         Net sales for 1994 were $4,971.7 million, up 15% from 1993, marking the fifth consecutive year of record sales. Operating income rose 25% to $538.8 million, with operating margins expanding to 10.8% in 1994 from 10.0% in 1993. Net income increased 11% to $274.5 million, the third consecutive year of record earnings. Earnings per share in 1994 were $4.20, an 11% increase over the $3.80 per share reported in 1993. At the same time, the financial position of the Corporation continued to be very solid. Cash flow from operations reached an all-time high while year-end debt as a percent of total capital declined to 33%, the second lowest level in six years.

         The Committee also took note that since Mr. Pugh joined the Corporation 15 years ago as President, net sales have grown from $544 million to nearly $5 billion, representing a compound annual growth rate of 16%. During the same period, the value of the Corporation's Common Stock has grown at a compound annual rate of 21%, as compared with 14% for the S&P 500.

         The Committee also awarded Mr. Pugh a stock option grant for 90,000 shares of the Corporation's Common Stock. The grant was based on the Committee's evaluation of Mr. Pugh's accomplishments in 1994 and his total compensation, as compared with total compensation, including long-term incentive compensation, of CEO's of corporations of comparable size. No specific weighting was assigned to these factors.

TAX DEDUCTIBILITY CONSIDERATIONS

         Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. The proposed Restricted Stock Plan (see Proposal No. 1) is designed to meet these requirements as are the Corporation's Executive Incentive Compensation Plan and the 1991 Stock Option Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders. In connection with the adoption of the Discretionary Executive Bonus Plan described above, the Committee and the Board of Directors concluded that the Board should maintain discretion to increase as well as decrease awards under the Plan based on the Board's assessment of individual performance and other factors deemed relevant by the Board. Accordingly, the Plan does not meet the requirements of Section 162(m). In granting awards under the Plan, the Board will nevertheless take into consideration any potential loss of deductibility.


                              William E. Pike, Chairman
               Robert D. Buzzell                 Edward E. Crutchfield, Jr.
               Ursula F. Fairbairn               Barbara S. Feigin
               J. Berkley Ingram, Jr.            Robert F. Longbine

                            EXECUTIVE COMPENSATION

         The following table sets forth a summary of the compensation paid or accrued for the years 1992 through 1994 by the Corporation to or for the benefit of the named executive officers.


                           SUMMARY COMPENSATION TABLE

===================================================================================================================================
                                                                                  Long Term Compensation
                                                                              ---------------------------------
                                       Annual Compensation                           Awards            Payouts
- -----------------------------------------------------------------------------------------------------------------------------------

                                                               Other         Restricted    Stock
         Name                                                  Annual             Stock   Options/                    All Other
         and                                                  Compen-          Award(s)     SARS           LTIP         Compen-
 Principal Position      Year     Salary($)      Bonus($)   sation($)(1)            ($)     (#)      Payouts($)    sation($)(2)
- -----------------------------------------------------------------------------------------------------------------------------------
 L.R. Pugh(3)            1994       760,000     1,000,000      118,000               0      90,000            0          10,000
 Chairman of the         1993       735,000       400,000      131,166               0      55,000            0          10,000
 Board and Chief         1992       705,000       900,000       88,384               0     100,000            0           6,000
 Executive Officer
- -----------------------------------------------------------------------------------------------------------------------------------
 M.J. McDonald(4)        1994       525,000       700,000       78,860         253,125(5)   50,000            0          10,000
 President and           1993       444,750       283,000         -                  0      38,000            0          10,000
 Chief Operating         1992       378,712       340,000         -                  0      40,000            0           6,000
 Officer
- -----------------------------------------------------------------------------------------------------------------------------------
 G.G. Johnson            1994       343,000       340,000        --                  0      16,000            0          10,000
 Vice President-         1993       330,000       130,000         -                  0      20,000            0          10,000
 Finance and             1992       315,000       310,000         -                  0      40,000            0           6,000
 Chief Financial
 Officer
- -----------------------------------------------------------------------------------------------------------------------------------
 H.E. Addis              1994       212,000       200,000        --                  0       7,500            0          10,000
 Vice President-         1993       204,000        75,000         -                  0      12,000            0          10,000
 Human Resources         1992       196,000       150,000         -                  0      25,000            0           6,000
 and Administration
- -----------------------------------------------------------------------------------------------------------------------------------
 R.K. Shearer            1994       174,133       150,000        --                  0       5,500            0          10,000
 Vice President and      1993       160,000        60,000         -                  0       6,000            0          10,000
 Controller              1992       149,200       120,000         -                  0      12,000            0           6,000
===================================================================================================================================


(1) This column includes the incremental cost to the Corporation of providing perquisites and other personal benefits, not included under Salary or Bonus, where the amount of such benefits exceeds the lesser of $50,000 or ten percent of the executive's Salary plus Bonus. Of the 1993 and 1994 amounts shown for Mr. Pugh, $54,541 and $72,107, respectively, represented the cost of personal aircraft transportation. Of the 1994 amounts shown for Mr. McDonald, $34,088 represents moving expenses in connection with his relocation following his election to President.

(2) The amount in this column represents the matching contribution of the Corporation under the Corporation's Executive Deferred Savings Plan.

(3)      Mr. Pugh also served as President of the Corporation until October 20,
         1993.

(4) Mr. McDonald was Group Vice President of the Corporation until October 20, 1993, at which time he was elected President of the Corporation.

(5) A one-time restricted stock award of 5,000 shares, at $50.625 per share, was issued to Mr. McDonald in February 1995. See ORGANIZATION AND COMPENSATION COMMITTEE REPORT - RESTRICTED STOCK AWARD.

CERTAIN TRANSACTIONS

         Mr. Sharp, a member of the Corporation's Board of Directors, is a partner in the Philadelphia, Pennsylvania law firm of Clark, Ladner, Fortenbaugh & Young, which provides legal services to the Corporation. In 1994, fees of approximately $1.9 million were paid to that firm for services rendered during the year to the Corporation and its subsidiaries.

         Mr. Hurst, a member of the Corporation's Board of Directors, is a partner in the New York City office of Goldman, Sachs & Co., which provided various investment banking services to the Corporation during 1994.




                                 STOCK OPTIONS

        The following table sets forth for each of the executive officers named in this proxy statement information regarding the grant of stock options by the Corporation in the 1994 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees under the 1991 Stock Option Plan other than limited stock appreciation rights which become exercisable only upon a change in control.

- ------------------------------------------------------------------------------------------------------------------------------------
                                               Option Grants in the 1994 Fiscal Year

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Potential
                                                                                                   Realizable Value at
                                                                                                     Assumed Annual
                                                                                                   Rates of Stock Price
                                                                                                      Appreciation
                          Individual Grants                                                          for Option Term
- ------------------------------------------------------------------------------------------------------------------------------------
                                         % of
                          No. of        Total
                        Securities     Options
                        Underlying    Granted to         Exercise
                          Options     Employees           or Base
                          Granted     in Fiscal            Price          Expiration            5% (Price           10% (Price
 Name                       (#)          Year             ($/Sh)             Date               = $78.02)           = $124.24)
- ------------------------------------------------------------------------------------------------------------------------------------
 All shareholders           N/A            N/A            $47.90             N/A              $1.9 billion(1)     $4.9 billion(1)
- ------------------------------------------------------------------------------------------------------------------------------------
 L.R. Pugh               90,000           9.10%           $47.90           12/2004            $2,710,800          $6,870,600

 H.J. McDonald           50,000           5.06            $47.90           12/2004            $1,506,000          $3,817,000

 G.G. Johnson            16,000           1.61            $47.90           12/2004            $  481,920          $1,221,440

 H.E. Addis               7,500            .76            $47.90           12/2004            $  225,900          $  572,550

 R.K. Shearer             5,500            .55            $47.90           12/2004            $  165,660          $  419,870
- ------------------------------------------------------------------------------------------------------------------------------------






- --------------------

   (1) The aggregate value of the 64,164,524 outstanding shares of Common Stock of the Corporation on December 31, 1994, assuming a share price of $47.90 on December 31, 1994, was approximately $3.1 billion. If the Common Stock appreciates at a compound rate of 5% per year over the ten-year option term, the aggregate value of all such shares would be approximately $5.0 billion, an increase of $1.9 billion for all shareholders. Similarly, if the Common Stock appreciates at a compound rate of 10% per year over the ten-year option term, the aggregate value of all such shares would be approximately $8.0 billion, an increase of $4.9 billion for all shareholders. The purpose of providing this information is to indicate the total potential shareholder gain over the term of the options comparable to the potential gain shown for the options.

         The following table sets forth for each of the named executive officers information regarding stock options exercised by such officers during the 1994 fiscal year, together with the number and value of stock options held at 1994 fiscal year-end, each on an aggregated basis.

- ---------------------------------------------------------------------------------------------------
                        Aggregated Option Exercises in the 1994 Fiscal Year
                                  and Fiscal Year-End Option Value
- ---------------------------------------------------------------------------------------------------
                                                                                           Value of
                                                                 Number of              Unexercised
                                                               Unexercised             In-the-Money
                                                                Options at               Options at
                                                           Fiscal Year-End      Fiscal Year-End (1)
                                                           ---------------      ---------------
                               Number of
                         Shares Acquired          Value       Exercisable/             Exercisable/
Name                         on Exercise       Realized      Unexercisable           Unexercisable
- ---------------------------------------------------------------------------------------------------
L.R. Pugh                         15,000       $518,850     521,800/90,000      $6,283,946/$64,800

M.J. McDonald                         --             --     138,000/50,000        $999,470/$36,000

G.G. Johnson                          --             --     121,000/16,000        $939,460/$11,520

H.E. Addis                            --             --      55,000/7,500         $270,000/$5,400

R.K. Shearer                          --             --      32,000/5,500         $212,500/$3,960
- ---------------------------------------------------------------------------------------------------



- --------------------------

(1) Market value of underlying securities at year-end ($48.625), minus the exercise price.


                              FUTURE REMUNERATION

PENSION PLAN

         The Corporation maintains and contributes to the VF Corporation Pension Plan (the "Pension Plan"), a defined benefit plan which covers a significant percentage of the Corporation's domestic employees, including the named executive officers.

         The following table reflects estimated annual benefits which would be payable, without regard to any limitation imposed by the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974 ("ERISA"), under the Pension Plan upon retirement of individuals in the specified remuneration and years of service classifications.

- ----------------------------------------------------------------------------------------------
 ASSUMED AVERAGE                                 ESTIMATED ANNUAL BENEFITS
 ANNUAL COMPENSATION                               BASED ON SERVICE OF:
- ----------------------------------------------------------------------------------------------
                             10 YEARS     15 YEARS         20 YEARS          25 YEARS OR MORE
- ----------------------------------------------------------------------------------------------
 $  200,000                 $ 34,332      $ 51,492         $ 68,652          $ 85,812

    400,000                   70,332       105,492          140,652           175,812

    600,000                  106,332       159,492          212,652           265,812

    800,000                  142,332       213,492          284,652           355,812

  1,100,000                  196,332       294,492          392,652           490,812

  1,250,000                  223,332       334,992          446,652           558,312

  1,500,000                  268,332       402,492          536,652           670,812

  2,000,000                  358,332       537,492          716,652           895,812
- ----------------------------------------------------------------------------------------------


         Benefits which are not payable under the Pension Plan because of certain Code and/or ERISA limitations are provided pursuant to the Corporation's Supplemental Executive Retirement Plan (see page 14). The amounts in the table have been computed on a straight life annuity basis and include entitlements from the Pension Plan and the Supplemental Executive Retirement Plan, as applicable.

         Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. Pugh -- 15 years; Mr. McDonald - 12 years; Mr. Johnson - 6 years; Mr. Addis - 10 years; and Mr. Shearer - 8 years.

         The Pension Plan provides that, if it is "Overfunded" upon the occurrence of a "Change in Control" of the Corporation (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant's accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered "Overfunded" to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements).

         If a "Change in Control" were to occur at the present time, the named executive officers would have estimated annual benefits vested (excluding any allocation of excess pension assets to participants) under the Pension Plan in approximately the following amounts: Mr. Pugh - $366,000; Mr. McDonald - $133,000; Mr. Johnson - $58,000;
Mr. Addis - $58,000; and Mr. Shearer - $26,000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Supplemental Executive Retirement Plan (the "SERP") is an unfunded, non-qualified plan for eligible participants designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under ERISA and the Code and (b) an election to defer compensation under the Corporation's Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined the Corporation in mid-career or who lost pension benefits with former employers as a result of an early separation from service.

         Eligibility to receive a supplemental benefit under the SERP is discretionary with the Board of Directors, and the form of benefit is to be determined on an individual basis by the Organization and Compensation Committee of the Board of Directors.

         As of the current date, the Supplemental Annual Benefit Determinations approved by the Organization and Compensation Committee and the Board of Directors provide benefits to the named executive officers as follows:

                 (1) Mr. Pugh's combined retirement income from the Pension Plan and the SERP is fixed by the Board of Directors at 50% of his final average compensation, payable upon retirement. "Final average compensation" is defined as the average of the highest three years of salary and bonus compensation received by Mr. Pugh during the five-year period immediately preceding retirement. For each year of service after age 60, the percentage is increased by 2% to a maximum of 60% at age 65.

                 (2) Each of Mr. McDonald's, Mr. Johnson's and Mr. Addis' combined retirement income from the Pension Plan and the SERP will be an amount equal to his Pension Plan benefit calculated (a) as if he has 25 credited years of service under the Pension Plan, (b) without regard to any limitation imposed by the Code or ERISA, (c) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan and (d) on the basis of the average of the highest three years of his salary and bonus compensation during the five-year period immediately preceding retirement.

                 (3) Mr. Shearer's combined retirement income from the Pension Plan and the SERP will be an amount equal to his Pension

Plan benefit calculated (a) without regard to the annual compensation limitation imposed by Section 401(a)(17) of the Code and (b) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan.

         SERP benefits to be provided in accordance with the Supplemental Annual Benefit Determinations described in subparagraphs (1) and (2) and the portion of Mr. Shearer's SERP benefits under subparagraph (3) above which are attributable to his participation in the Executive Deferred Savings Plan, will become funded upon a "Change in Control" of the Corporation, as defined in the Change in Control Agreements described below. In this regard, the Corporation has established a trust with UMB Bank, N.A., as Trustee (the "Trust"). The Trust may be funded by the Corporation at any time to secure payment of certain SERP benefits not otherwise paid by the Corporation. Upon a Change in Control, the Corporation is required to fund the Trust, which becomes irrevocable.

         If a Change in Control were to occur at the present time, the named executive officers would have estimated annual benefits vested under the SERP in approximately the following amounts: Mr. Pugh - $802,000; Mr. McDonald - $362,000; Mr. Johnson - $255,000; Mr. Addis - $125,000; and Mr. Shearer -
$8,000.

DIRECTORS' COMPENSATION

         Directors who are not salaried officers or employees of the Corporation or its subsidiaries are paid an annual stipend of $25,000 payable monthly, plus a fee of $1,200 for each Board meeting attended. Outside directors who serve on committees are paid $1,000 for each meeting attended
which is held on a day when a meeting of the Board is not convened.   An
additional stipend of $500 is paid to outside directors serving on any committee of the Board for each meeting attended which is held on a day when a meeting of the Board is convened. Outside directors serving as chairmen of committees receive an additional stipend of $200 for each committee meeting attended held on days other than when meetings of the Board are convened and $100 for each committee meeting attended held on days when meetings of the Board are convened. Also, travel and lodging expenses are reimbursed. No director who is a salaried officer or employee of the Corporation or one of its subsidiaries receives any compensation in addition to his regular salary for attendance at meetings of the Board or any of its committees. Outside directors may elect to defer a portion or all of their compensation under the Corporation's Deferred Compensation Plan. The Corporation's obligation to pay the sums deferred is unsecured. Deferred sums are payable to the participant upon retirement, termination of service or such other date or age specified in advance by the participant. The Corporation has been advised that under current federal tax law, a participant will not be taxed on the amount of compensation deferred until it is paid to the participant pursuant to the Plan. Three directors have elected to defer compensation.


CHANGE IN CONTROL ARRANGEMENTS

         CHANGE IN CONTROL AGREEMENTS

         The Corporation has entered into Change in Control Agreements with certain executives of the Corporation (the "Agreements"). The Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a "Change in Control" of the Corporation, as such term is defined in the Agreements.

         The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by the Corporation upon notice to the executive and are automatically terminated if the executive's employment with the Corporation ceases. The Corporation may not terminate the Agreements (a) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (b) within a specified period of time after a Change in Control occurs. Severance benefits include the lump sum payment of amounts ranging from 1.99 to 2.99 times the average annual compensation for the five taxable years ending prior to the date on which a Change in Control of the Corporation occurred.

         There are no limitations on the total payments to be made to an executive upon a Change in Control to prevent such payments from constituting excess "parachute payments" (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased taxes, penalties and interest resulting from severance payments under the Agreements by reason of such payments being treated as excess parachute payments (including payments to reimburse the executives for increased taxes).

         In addition, the Agreements also provide for funding of the severance benefits payable upon a Change in Control. In this regard, the Corporation has established a Trust with UMB Bank, N.A., as Trustee. Upon a Change in Control, the Corporation will fund the Trust in an amount equal to the severance benefits payable under the Agreements. The Trust secures payment to the executives of severance benefits payable under the Agreements, to the extent not paid by the Corporation. (Also see FUTURE REMUNERATION - SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.)

         Had there been a "Change in Control" as of the end of the Corporation's 1994 fiscal year, approximate payments under the Agreements for the named executive officers would have been as follows: Mr. Pugh - $4,711,923; Mr. McDonald - $2,414,631; Mr. Johnson - $1,781,050; Mr. Addis - $1,028,466;
and Mr. Shearer - $516,983.

         Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as rights to exercise stock options, lump sum payments under the Corporation's SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, the Corporation also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

         EXECUTIVE DEFERRED SAVINGS PLAN

         The Corporation maintains an Executive Deferred Savings Plan (the "EDS Plan"), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of the Corporation and certain of its subsidiaries.

         The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. The Corporation matches 50% of the first $20,000 deferred annually by each participant. Under the EDS Plan, the Corporation's obligation to pay the sums deferred, including matching contributions, and gains or losses credited thereto is unfunded and unsecured. However, the Corporation has established an irrevocable trust with UMB Bank, N.A., as Trustee (the "Trust"), and the Corporation may make contributions to the Trust at any time to provide funds for payment of EDS Plan benefits not otherwise paid by the Corporation. Upon a "Change in Control" of the Corporation, as defined in the Trust Agreement, matching contributions become fully vested and the Corporation is required to contribute to the Trust the amount accrued for each employee under the EDS Plan through the current year and not yet contributed to the Trust.

         Had there been a Change in Control as of the end of the Corporation's 1994 fiscal year, approximate benefits under the EDS Plan for the named executive officers would have been as follows:

Mr. Pugh - $87,578; Mr. McDonald - $246,466; Mr. Johnson - $85,997; Mr. Addis -
$101,026; and Mr. Shearer - $87,972.

         TAX-ADVANTAGED SAVINGS PLAN

         Until 1992, the named executive officers, as well as other salaried employees were eligible to participate in the Corporation's Tax-Advantaged Savings Plan (the "TAS Plan"). Thereafter, the named executive officers, as well as certain other highly compensated employees, became ineligible to participate further in the TAS Plan and instead became eligible to participate in the EDS Plan effective February 1, 1992. Although the named executive officers may no longer make contributions to the TAS Plan and the Corporation is no longer making contributions to the TAS Plan on their behalf, they retain their existing benefits and continue to be participants thereunder.

         The TAS Plan permits an eligible salaried employee to defer the receipt of up to 10% of his or her compensation (subject to an annual limit) until the date of retirement, disability, death or termination of employment. The TAS Plan was amended in January 1990 to increase the Corporation's contribution and add an Employee Stock Ownership Plan component.

         In January 1990, the ESOP trustee borrowed $65 million from the Corporation for the purpose of acquiring for the ESOP 2,105,263 shares of Series B ESOP Convertible Preferred Stock ("Series B Stock") from the Corporation. Shares of Series B Stock are allocated to TAS Plan participants' accounts as the loan balance is amortized.

         The TAS Plan provides that upon a "Change in Control" of the Corporation (as that term is defined in the TAS Plan) (i) the Corporation shall immediately make a contribution to the TAS Plan in an amount sufficient to satisfy the balance of all outstanding "Acquisition Loans" (as that term is defined in the TAS Plan); (ii) the ESOP trustee shall immediately use such contribution to satisfy all outstanding Acquisition Loans; and (iii) unallocated shares of Series B Stock shall be allocated to participants' accounts in proportion to their compensation.

         Had there been a Change in Control, as of the end of the Corporation's 1994 fiscal year, approximate benefits under the TAS Plan for the named executive officers would have been as follows: Mr. Pugh - $259,781; Mr. McDonald - $147,676; Mr. Johnson - $127,797; Mr. Addis - $0; and Mr. Shearer - $72,693.

                               PERFORMANCE GRAPHS

         The following graphs compare the five-year and ten-year cumulative total return of the Corporation's Common Stock (stock price appreciation plus dividend reinvestment) to the cumulative total return of the S&P 500 and S&P Textile (Apparel Manufacturers) Indices, respectively. The five-year comparison is required by the rules of the Securities and Exchange Commission. The ten-year comparison is provided to demonstrate to our long-term shareholders the comparative cumulative total return of the Corporation's Common Stock over a period equal to the normal term of stock options granted by the Corporation as part of its long-term management incentive compensation program.


          - Over a five-year period, the Corporation's total return of 78% compares with 52% and 10% for the S&P 500 and S&P
                 Textile (Apparel Manufacturers) Indices, respectively.

 Measurement Period                                               S&P Textile
(Fiscal Year Covered)      VF Corporation       S&P 500         (Apparel Mfrs.)
       1/1/90                  100                100                 100
       12/90                    60.42              96.89               86.98
       12/91                   134.49             126.42              139.50
       12/92                   185.02             136.05              148.50
       12/93                   164.47             149.78              112.28
       12/94                   178.04             151.74              109.97

          - Over a ten-year period, the Corporation's total return of 385% compares with 283% and 270% for the S&P 500 and S&P Textile (Apparel Manufacturers) Indices, respectively.

 Measurement Period                                               S&P Textile
(Fiscal Year Covered)      VF Corporation       S&P 500         (Apparel Mfrs.)
       1/1/85                  100                100                 100
       12/85                   200.64             131.64              194.98
       12/86                   243.95             156.15              279.56
       12/87                   197.93             164.24              225.38
       12/88                   239.08             191.51              255.16
       12/89                   272.44             252.20              336.17
       12/90                   164.62             244.37              292.41
       12/91                   366.40             318.82              468.96
       12/92                   504.07             343.11              499.20
       12/93                   448.07             377.69              377.44
       12/94                   485.06             382.68              369.67

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

         Shown below are persons known by the Corporation to have voting power and/or investment power over more than 5% of its Common Stock and Series B Stock, except as otherwise indicated in the footnotes below, as well as certain other information, all as of March 1, 1995.

- ----------------------------------------------------------------------------------------
                BENEFICIAL OWNER                  AMOUNT                    PERCENT
                AND NATURE OF                     OF BENEFICIAL             OF
                OWNERSHIP                         OWNERSHIP (1)             CLASS
- ----------------------------------------------------------------------------------------
                                                   Common Stock
                                                   ------------


William E. Pike, M. Rust Sharp
and PNC Bank, N.A., P.O. Box
7648, Philadelphia, PA 19101, as Trustees
under Deeds of Trust dated August 21,
1951 (2)(3)(4)..............................       6,972,668 shares          10.9%

William E. Pike, M. Rust Sharp
and PNC Bank, N.A., P.O. Box
7648, Philadelphia, PA 19101, as Trustees
under the Will of John E. Barbey,
deceased (2)(3)(4)..........................       4,488,976 shares           7.0%
                                                   ----------------

                          Total..............      11,461,644 shares         17.9%


                   Series B ESOP Convertible Preferred Stock
                   -----------------------------------------

UMB Bank, N.A.,
P.O. Box 419226, Kansas City,
MO  64179, as Trustee of the Corporation's
Tax-Advantaged Savings Plan for
Salaried Employees                                 2,014,427 shares          100%
- ----------------------------------------------------------------------------------------


(1) None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

(2)      Messrs. Pike and Sharp are directors of the Corporation.

(3) Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

(4) Including shares in the above table, PNC Bank, N.A. held a total of 11,543,147 shares (17.83% of the class outstanding) of the Corporation's Common Stock in various trust and agency accounts on December 31, 1994. As to all such shares, the Bank had sole voting power over 76,044 shares, shared voting power over 11,466,403 shares, sole investment power over 22,244 shares and shared investment power over 11,488,803 shares. Including shares held by PNC Bank, N.A., its holding company parent, PNC Bank Corp., held a total of 117,274 shares with sole voting power, 11,466,403 shares with shared voting power, 25,244 shares with sole investment power and 11,498,803 shares with shared investment power.

COMMON STOCK OWNERSHIP OF MANAGEMENT

         The following table reflects, as of March 1, 1995, the total Common Stock ownership of the Corporation by each director and the named executive officers, and by all directors and officers as a group. Each named individual and all members of the group exercise sole voting and investment power, except as indicated in the several footnotes. The percentage of shares owned beneficially by each named person other than Messrs. Pike and Sharp does not exceed 1% of the Common Stock outstanding.

                                     Amount and Nature of
                                     Beneficial Ownership
                                     --------------------

                                     Shares           Option Shares          Percent
       Name                           Owned           Exercisable(1)         of Class
- -------------------------------------------------------------------------------------
Robert D. Buzzell..........             800             3,900                --
Edward E. Crutchfield, Jr..           1,500             3,900                --
Ursula F. Fairbairn........             500                 0                --
Barbara S. Feigin..........           1,900             3,900                --
Roger S. Hillas............           3,538             3,900                --
Leon C. Holt, Jr...........           4,500(2)          3,900                --
Robert J. Hurst............           1,400                 0                --
J. Berkley Ingram, Jr......           3,500             3,900                --

Robert F. Longbine.........           3,500(3)          3,900                --
Mackey J. McDonald.........          14,482(4)        138,000                --
William E. Pike............      11,464,244(5)          5,400                17.9%
Lawrence R. Pugh...........          20,533           496,800                --
M. Rust Sharp..............      11,462,644(5)          5,400                17.9%
L. Dudley Walker...........          27,500(6)          3,900                --
Gerard G. Johnson..........          10,000           121,000                --
Harold E. Addis............           3,000            55,000                --
Robert K. Shearer..........           2,053            30,100                --

All Directors and
Officers as a Group
(30 persons)..............       11,585,212(7)      1,073,055                18.1%



- ---------------------------------

(1) All shares in the column "Option Shares Exercisable" are subject to options under the 1982 Stock Option Plan and/or the 1991 Stock Option Plan.

(2) Includes 2,000 shares which Mr. Holt shares voting and investment power with the Holt Family Foundation WCMA.

(3)      Mr. Longbine shares voting and investment power with his wife.

(4) Includes 5,000 shares solely owned by his wife. This amount also includes a restricted stock award of 5,000 shares issued in February 1995. See ORGANIZATION AND COMPENSATION COMMITTEE REPORT - RESTRICTED STOCK AWARD.

(5) The figures with regard to the share ownership of Messrs. Pike and Sharp include the 11,461,644 shares reported under Certain Beneficial Owners, as to which they share voting and investment power with PNC Bank, N.A. as trustees.

(6)      Includes 8,000 shares solely owned by his wife.

(7)      Includes 2,730 shares solely owned by the spouses of two officers.


PROPOSAL 1

TO APPROVE THE 1995 KEY EMPLOYEE RESTRICTED STOCK PLAN

GENERAL

         On February 14, 1995, the Board of Directors of the Corporation adopted the 1995 Key Employee Restricted Stock Plan (the "Restricted Stock Plan" or "Plan"), subject to shareholder approval.

         The Restricted Stock Plan authorizes the award to key employees of the Corporation of up to an aggregate of 300,000 shares of Common Stock of the Corporation, including shares to be issued upon reinvestment of dividends paid on the awarded shares. The purpose of the Restricted Stock Plan is to enhance the Corporation's ability to retain key employees. As described below, restricted shares will be awarded on the basis of achievement of annual performance objectives established by the Organization and Compensation Committee of the Board of Directors (the "Compensation Committee") and generally will be subject to forfeiture upon termination of employment prior to vesting of the awarded shares. The long vesting schedule is intended to encourage key employees to remain in the employ of the Corporation for a substantial period of time.

DESCRIPTION OF THE RESTRICTED STOCK PLAN

         The Restricted Stock Plan participants will be Mackey J. McDonald, currently the Corporation's President and Chief Operating Officer, and those other employees of the Corporation designated from time to time by the Compensation Committee (collectively, "Key Employees").

         The Restricted Stock Plan provides that a grant of not more than 5,000 shares of Common Stock will be made to Mr. McDonald each year commencing in 1996 and ending in 2007, and that other Key Employees will receive annual grants of Common Stock in amounts determined by the Compensation Committee, provided that a performance objective established by the Compensation Committee for the prior year has been satisfied. The maximum award which may be granted to any Key Employee for any fiscal year is 5,000 shares, excluding shares to be issued upon reinvestment of dividends paid on the awarded shares.

         The Restricted Stock Plan permits the Compensation Committee to establish one or more performance objectives for each Key Employee for each year. Any such performance objective will be comprised of specified annual corporate, business group or divisional levels of one or more of the following performance criteria: earnings per share; net earnings; pre-tax earnings; operating income; net sales; market share; balance sheet measurements; cash return on assets; book value; shareholder return; and return on average common equity. Awards may also be payable when the Corporation's performance, as measured by one or more of the enumerated criteria, as compared to peer companies, equals or exceeds an objective target established by the Compensation Committee. The Compensation Committee will have discretion to reduce the number of shares awarded in any year to zero or such other amount as it may determine, even if the performance objectives are attained.

         The shares of Common Stock awarded to Mr. McDonald pursuant to the Restricted Stock Plan during the years 1996 through 2001 will not vest unless he remains an employee of the Corporation until December 31, 2005, and shares awarded to Mr. McDonald during the years 2002 through 2007 will not vest unless he remains an employee until December 31, 2007. Any shares awarded to Mr. McDonald after 2007 will be delivered to him promptly after the award. If a Key Employee, other than Mr. McDonald, continuously remains in the employ of the Corporation for the period specified by the Compensation Committee with respect to the award, but in no event sooner than nine years from the year in which the initial award target for the Key Employee under the Restricted Stock Plan is set, all of the shares of restricted stock awarded to the Key Employee through such period will be fully vested upon the completion of such period.
In the event Mr. McDonald or any other Key Employee terminates employment due to normal retirement at age 65, death or disability or for "good reason" within 36 months following a "change in control" (as those terms are defined in the Restricted Stock Plan) of the Corporation, all restrictions on the shares of stock previously awarded pursuant to the Plan will lapse and the shares will be delivered to the Key Employee (or his or her beneficiary).

         Key Employees will be entitled to vote shares awarded under the Restricted Stock Plan and will be entitled to receive dividends paid on such shares. All dividends paid on awarded shares will be reinvested in additional shares of Common Stock of the Corporation. Such additional shares will be subject to the same risk of forfeiture as the awarded shares.

         No awards have been made under the Restricted Stock Plan for which shareholder approval is sought. However, based on action taken by the Compensation Committee on February 14, 1995, Mr. McDonald will receive an award of a maximum of 5,000 shares in 1996, if the 1995 performance objective established for him is satisfied. No employees other than Mr. McDonald have been designated by the Compensation Committee to participate in the Restricted Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

         Because shares awarded under the Restricted Stock Plan are subject to substantial risk of forfeiture, no income will be recognized by a Restricted Stock Plan participant, and the Corporation will not be entitled to a deduction for federal income tax purposes, at the time an award is made. The Plan participant will recognize income and, as described below, the Corporation will be entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the Plan participant at the time the shares become fully vested under the Plan. However, each Plan participant would be entitled to make an election under Section 83(b) of the Code to be taxed currently on the value of an award in which case the Corporation would be entitled to a corresponding deduction.

QUALIFICATION OF THE RESTRICTED STOCK PLAN AS PERFORMANCE-BASED COMPENSATION.

         Pursuant to Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to the named executive officers is limited to $1 million per year (the "deductibility limitation"). However, certain types of compensation are exempted from the deductibility limitation, including performance-based compensation. "Performance-based compensation" is compensation paid (1) upon the attainment of an objective performance goal or goals; (2) upon approval by the Compensation Committee of the Board or its equivalent and subject to an outside director requirement; and (3) pursuant to a plan which has received shareholder approval. Since the Corporation expects the Restricted Stock Plan to meet the three requirements described above, the payments under the Restricted Stock Plan will not be included in determining the deductibility limitation.

NEW PLAN BENEFITS

         As discussed above, the only designated participant in the Restricted Stock Plan is Mr. McDonald. If the Restricted Stock Plan had been in effect in 1994 and if the Restricted Stock Plan provided for awards to commence in 1994 instead of 1996, the maximum number of shares of Common Stock which could have been granted to Mr. McDonald would have been 5,000 shares, which, assuming a market price of the Corporation's Common Stock as of December 31, 1994 of $48.625, had a value of $243,125. The Restricted Stock Plan permits employees of the Corporation to be named as Key Employees, which could include any or all of the executive officers named in this proxy statement. The Committee has not designated any Key Employees, other than Mr. McDonald.

VOTE REQUIRED. The affirmative vote of a majority of the shares present in person or by proxy is required for approval of the Restricted Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE RESTRICTED STOCK PLAN.

                          INDEPENDENT PUBLIC AUDITORS

         The accounting firm of Ernst & Young LLP has been selected by the Audit Committee of the Board of Directors to serve as independent public auditors for the Corporation for the current year. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders to make a statement if they desire and to be available to respond to any appropriate questions.

                                 OTHER MATTERS

         The Board of Directors does not know of any other matter which is intended to be brought before the meeting, but if such matter is presented, the persons named in the enclosed proxy intend to vote the same according to their best judgment.

         The enclosed proxy may be revoked by a later-dated proxy, by giving notice to the Secretary of the Corporation in writing prior to the meeting or by personal notification at the meeting prior to the voting.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Corporation, as well as persons who own more than 10% of a registered class of the Corporation's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. The Corporation believes that all Reporting Persons have timely complied with all filing requirements applicable to them.


                            EXPENSES OF SOLICITATION

         The cost of this proxy solicitation will be borne by the Corporation. In addition to the use of mail, proxies may be solicited in person or by telephone by employees of the Corporation without additional compensation. The Corporation has engaged D. F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to the Corporation of such solicitation is approximately $12,000. The Corporation will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

                          1996 SHAREHOLDER PROPOSALS

         In order for shareholder proposals for the 1996 Annual Meeting of Shareholders to be eligible for inclusion in the Corporation's proxy statement, they must be received by the Corporation at its principal office in Wyomissing, Pennsylvania, on or before November 17, 1995.

                                      By Order of the Board of Directors



                                                 L. M. TARNOSKI
                                            Vice President/Secretary

Dated:   March 17, 1995

                                 [FRONT SIDE]
P
R                               VF CORPORATION
O
X         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y
        The undersigned hereby appoints L.R. Pugh and M.J. McDonald, and each of them, Proxies with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock of VF Corporation held of record by the undersigned on March 1, 1995, at the Annual Meeting of Shareholders of VF Corporation to be held on April 18, 1995, and at any adjournments thereof, and to vote as directed on the reverse side of this card and, in their discretion, upon such other matters not specified as may come before said meeting.


        ELECTION OF DIRECTORS                     Change of Address and Comments

        Nominees:  Robert D. Buzzell              -----------------------------------
                   Edward E. Crutchfield, Jr.
                   Leon C. Holt, Jr.              -----------------------------------

                                                  -----------------------------------
                                                  (If you have written in the above
                                                   space, please mark the corresponding
                                                   box on the reverse side of this card.)



YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
   THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                     SEE REVERSE
                                                                       SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE 1995 KEY EMPLOYEE RESTRICTED STOCK PLAN.
                    ---------------------------------------
- --------------------------------------------------------------------------------

Directors recommend a vote FOR all Nominees

                                                    FOR    WITHHELD

              1.  Election of Directors            /  /      /  /                                        Change of Address/ /  /
                                                                                                         Comments on
                                                                                                         Reverse Side
                  (See reverse)

                  For, except vote withheld from
                  the following nominee(s):

                  ------------------------------


                                                    FOR    AGAINST  ABSTAIN

              2.  Proposal 1 -                     /  /     /  /     /  /

                  Approval of the 1995 Key
                  Employee Restricted Stock
                  Plan


                                                            PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE
                                                            ENCLOSED ENVELOPE.  NO POSTAGE REQUIRED IF MAILED IN THE
                                                            UNITED STATES.
                                                               NOTE:  Please sign name(s) exactly as printed hereon.
                                                                      Joint owners should each sign. When signing as attorney,
                                                                      executor, administrator, trustee or guardian, please
                                                                      give full title as such.


                                                            -------------------------------------------------------



                                                            -------------------------------------------------------
                                                            SIGNATURE(S)                            DATE



                                     [LOGO]

VF CORPORATION                                                    March 17, 1995

To All Participants in the Tax-Advantaged Savings Plan:

         The Annual Meeting of Shareholders of VF Corporation will be held in Wyomissing, Pennsylvania on April 18, 1995. As a participant in the VF Tax-Advantaged Savings Plan for Salaried Employees (the "Plan"), you have a right to vote, through the Plan's Trustee, all shares standing to your credit in the Trust on March 1, 1995, the record date for voting at this year's Annual Meeting of Shareholders.

         Enclosed with this letter is the 1994 Annual Report of VF Corporation; the Proxy Statement, which describes the matters to be voted upon at the Annual Meeting; a Voting Instruction Card, which will permit you to vote the shares allocated to your account in the Plan; and a stamped, pre-addressed return envelope. You may exercise your right to vote by specifying your choices on the enclosed Voting Instruction Card and by signing and forwarding the Card to the Trustee in the enclosed envelope. The return envelope needs no postage if mailed in the United States. Your vote will be tabulated by UMB Bank, N.A., Trustee for the Plan, and voted by the Trustee, thereby preserving the confidentiality of your vote.

         Any shares of VF Corporation stock held by you as a shareholder apart from the Tax-Advantaged Savings Plan should be voted by execution of a proxy.

         If your Voting Instruction Card is not returned timely to the Trustee, the shares allocated to your account will be voted by the Trustee in the same proportion as the shares with respect to which such instructions are received from other participants in the Plan.

                                     By Order of the Board of Directors



                                             L. M. Tarnoski
                                        Vice President/Secretary

                             YOUR VOTE IS IMPORTANT
                    YOU ARE URGED TO SIGN, DATE AND PROMPTLY
               RETURN YOUR INSTRUCTIONS IN THE ENCLOSED ENVELOPE

                                    [FRONT]
                            VOTING INSTRUCTION CARD

                                VF CORPORATION

           INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            OF VF CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO:      UMB Bank, N.A.,
         Trustee for the VF Corporation Tax-Advantaged Savings Plan for Salaried Employees (the "Plan")

                 The undersigned hereby instructs the Trustee to vote, in person or by proxy, the Common and/or Series B ESOP Convertible Preferred Stock held by it and credited to my account under the Plan at the 1995 Annual Meeting of Shareholders of VF Corporation to be held on April 18, 1995, and at any adjournments thereof.

ELECTION OF DIRECTORS

                 THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

Nominees:        Robert D. Buzzell, Edward E. Crutchfield, Jr. and Leon C.
                 Holt, Jr.

/  /     VOTE FOR all nominees listed      /  /    VOTE WITHHELD from all
         above, except vote withheld               nominees.
         from individual nominees as
         follows (if any):

         ----------------------------

         PROPOSAL 1

         APPROVAL OF THE 1995 KEY EMPLOYEE RESTRICTED STOCK PLAN

         /  /     FOR     /  /    AGAINST     /  /    ABSTAIN


                                         (Continued and to be signed on reverse)

(Continued from the other side)


         These instructions when properly executed and received timely by the Trustee will be followed by the Trustee in voting the shares of Common and/or Series B ESOP Convertible Preferred Stock held by it and credited to the account of the undersigned participant. If you return this card properly signed but do not otherwise specify your choices, shares will be voted FOR the Election of Directors and FOR approval of the 1995 Key Employee Restricted Stock Plan. If you do not return this card timely, your shares will be voted by the Trustee in the same proportion as the shares with respect to which such instructions are received from other participants in the Plan.



Signature of Participant:


- --------------------------------


Dated:                   , 1995
         ----------------

IMPORTANT:       Please sign and
date these instructions exactly
as your name appears hereon.


PLEASE SIGN, DATE AND RETURN
THESE INSTRUCTIONS PROMPTLY
IN THE ENCLOSED ENVELOPE.
NO POSTAGE REQUIRED IF
MAILED IN THE UNITED STATES.

                     NOT BEING DISTRIBUTED TO SHAREHOLDERS




                                 VF CORPORATION

                    1995 KEY EMPLOYEE RESTRICTED STOCK PLAN

         1.      PURPOSE OF THE PLAN

                 The purpose of this 1995 Key Employee Restricted Stock Plan (the "Restricted Stock Plan") is to attract, motivate, and retain outstanding individuals as key employees of VF Corporation (the "Corporation") and its Subsidiaries (as hereinafter defined), to align their future interests with those of the Corporation's shareholders, and to award appropriately those who make substantial contributions to the success and welfare of the Corporation and its Subsidiaries.

         2.      DEFINITIONS

                 As used herein, the following definitions shall apply:

                 (a) "Award" shall mean the award of Restricted Stock under this Restricted Stock Plan.

                 (b) "Board" shall mean the Board of Directors of the Corporation.

                 (c) "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "Person" (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), except for (A) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a "Trust" or the "Trusts"), and (B) any employee benefit plan of the Corporation or any Subsidiary, or any entity holding voting securities of the Corporation for or pursuant to the terms of any such plan (a "Benefit Plan" or the "Benefit Plans"), is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (ii) there occurs a contested proxy solicitation of the Corporation's shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to another entity, except to an entity controlled directly or indirectly by the Corporation, or a merger, consolidation or other reorganization of the Corporation in which the Corporation is not the surviving entity, or a plan of liquidation or dissolution of the Corporation other than pursuant to bankruptcy or insolvency laws is adopted; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                 Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Restricted Stock Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to, or a merger, consolidation or other reorganization involving the Corporation and officers of the Corporation, or any entity in which such officers have, directly or indirectly, at least a 5% equity or ownership interest or (y) in a transaction otherwise commonly referred to as a "management leveraged buy-out."

                 Clause (i) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities solely as the result of an acquisition by the Corporation or any Subsidiary of voting securities of the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Corporation's then outstanding securities by reason of share purchases by the Corporation or any Subsidiary and shall, after such share purchases by the Corporation or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation, then a Change in Control of the Corporation shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Corporation be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.

                 Clauses (i) and (ii) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control described in clause (i) or (ii) has become ineffective for purposes of this Restricted Stock Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and

(y) no Person, except for (A) the Trusts, and (B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation's outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Corporation's then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.

                 (d) "Committee" shall mean the members of the Organization and Compensation Committee of the Board who are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                 (e) "Common Stock" shall mean the common stock of the Corporation as described in the Corporation's Articles of Incorporation, or such other stock as shall be substituted therefor.

                 (f) "Corporation" shall mean VF Corporation, or any successor to the Corporation, and shall include, where relevant, the Subsidiary which employs a Key Employee.

                 (g) "Disposition" shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

                 (h) "Good Reason" shall mean, unless the Key Employee shall have consented in writing thereto, any of the following:

                               (i)         a reduction in the Key Employee's
title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status immediately prior to the Change in Control or as the same may be increased after the Change in Control;

                              (ii)         the assignment to the Key Employee
of duties inconsistent with the Key Employee's office on the date of the Change in Control or as the same may be increased after the Change in Control;

                             (iii)         a reduction by the Corporation in
the Key Employee's base salary as in effect immediately prior to the Change in Control or as the same may be increased after the Change in Control; or a failure by the Corporation to increase, within twelve

(12) months of the Key Employee's last increase in annual base salary, his or her base salary by an amount not less than the greater of (A) 6% or (B) the average percentage increase in base salary for all officers of the Corporation during the twelve (12) month period immediately following his or her last increase in base salary; provided, however, that the Corporation's failure to increase his or her base salary more than 15% annually shall not constitute Good Reason under any circumstances;

                              (iv)         a requirement after the Change in
Control that the Key Employee relocate anywhere not mutually acceptable to the Key Employee and the Corporation if the relocation is to other than the greater Reading, Pennsylvania area or the imposition on the Key Employee of business travel obligations substantially greater than his or her business travel obligations during the year prior to the Change in Control;

                               (v)         the relocation after the Change in
Control of the Corporation's principal executive offices to a location outside the greater Reading, Pennsylvania area;

                              (vi)         the failure by the Corporation to
continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan, including but not limited to the Corporation's Executive Incentive Compensation Plan, Annual Discretionary Management Incentive Compensation Program or other applicable bonus program, the Amended and Restated Supplemental Executive Retirement Plan, the Executive Deferred Savings Plan, the Deferred Compensation Plan, the 1991 Stock Option Plan and this Restricted Stock Plan, in which the Key Employee is participating at the time of a Change in Control of the Corporation (or plans providing the Key Employee with substantially similar benefits), the taking of any action by the Corporation which would adversely affect the Key Employee's participation in or materially reduce his or her benefits under any of such plans or deprive the Key Employee of any material fringe benefit enjoyed by him or her at the time of the Change in Control, or the failure by the Corporation to provide the Key Employee with the number of paid vacation days to which he or she is then entitled under (A) the Corporation's normal vacation policy in effect immediately prior to the Change in Control or (B) any agreement regarding vacation entitlement which the Key Employee had with the Corporation immediately prior to the Change in Control, whichever is greater; or

                             (vii)         the adoption or pursuit by the
Corporation or its management of one or more policies or practices which, in the sole opinion of the Key Employee, are contrary to the ethics, traditions, policies or practices of the Corporation as in effect immediately prior to the Change in Control.

                 (i) "Key Employees" shall mean (i) Mackey J. McDonald, the Corporation's President and Chief Operating Officer ("McDonald"), and (ii) those other employees of the Corporation or a Subsidiary designated by the Committee.

                 (j) "Normal Retirement Date" shall mean the date on which a Key Employee attains age sixty-five (65).

                 (k) "Performance Objective" shall mean a performance objective established pursuant to Subsection 7(b) hereof.

                 (l) "Restricted Stock" shall mean the Common Stock awarded to Key Employees under the terms of this Restricted Stock Plan and any Common Stock purchased with distributions made on the Restricted Stock.

                 (m) "Restricted Stock Plan" shall mean the VF Corporation 1995 Key Employee Restricted Stock Plan and any amendments thereto.

                 (n) "Subsidiary" shall mean a corporation with respect to which the Corporation owns, directly or indirectly through one or more Subsidiaries, at least 50% of the total voting power, unless the Committee determines in its discretion that such corporation is not a Subsidiary.

                 (o) "Termination" shall mean a Key Employee's voluntary or involuntary cessation of employment with the Corporation and its Subsidiaries other than by reason of death, permanent disability, attaining his or her Normal Retirement Date, or Good Reason within thirty-six (36) months following a Change in Control of the Corporation.

         3.      STOCK SUBJECT TO THE RESTRICTED STOCK PLAN

                 The maximum total number of shares of Restricted Stock, including additional shares purchased with distributions payable on Restricted Stock, that may be issued under the Restricted Stock Plan shall be Three Hundred Thousand (300,000) shares (except as such amount may be adjusted in accordance with the provisions of Subsection 10(b) hereof).

         4.      ELIGIBILITY AND PARTICIPATION

                 The Key Employees eligible to receive Awards under this Restricted Stock Plan shall be (a) McDonald, and (b) those other Key Employees of the Corporation and its Subsidiaries selected by the Committee. Subject to the express provisions hereof, Awards made under the Restricted Stock Plan in any year shall neither preclude nor require selection of an Award recipient to receive future Awards or require that the recipient receive the same amount of Award as at any other time, or as may be received by any other Award recipient at any time.

         5.      ADMINISTRATION OF THE RESTRICTED STOCK PLAN

                 The Restricted Stock Plan shall be administered by the Committee. Subject to the express provisions hereof, the Committee shall have sole and complete authority to grant Awards. Such authority shall include, but not be limited to, selecting Key Employees to receive Awards under the Restricted Stock Plan, interpreting and administering the Restricted Stock Plan, determining the number of shares of Common Stock (subject to the limitations in Section 7 hereof) to be awarded to each Key Employee under the Restricted Stock Plan, certifying in writing as to attainment of the Performance Objective(s) during each fiscal year, determining a Key Employee's permanent disability or death, Normal Retirement Date, Termination, termination for Good Reason, or whether a Change in Control has occurred for purposes of this Restricted Stock Plan, and determining the appropriate adjustment(s) pursuant to Subsection 10(b) hereof.

                 The decisions of the Committee regarding the Restricted Stock Plan shall be final. A majority of the Committee members shall constitute a quorum. The acts of the majority of the members present at any meeting at which a quorum is present (or acts approved in writing by a majority of the Committee members) shall be the acts of the Committee regarding the Restricted Stock Plan.

         6.      EFFECTIVE DATE

                 The Effective Date of the Restricted Stock Plan is February 14, 1995, subject to approval of the Restricted Stock Plan by the shareholders of the Corporation at the annual meeting of shareholders on April 18, 1995.

         7.      TERMS AND CONDITIONS OF AWARDS OF RESTRICTED STOCK

                 (a) No later than ninety (90) days after the commencement of each fiscal year of the Corporation, the Committee, in its sole discretion, shall establish in writing an Award target for each respective Key Employee for such fiscal year. Notwithstanding the foregoing, the Award target for McDonald for each fiscal year from 1995 through 2006 shall be Five Thousand (5,000) shares of Restricted Stock.

                 (b) No later than ninety (90) days after the commencement of each fiscal year of the Corporation, the Committee, in its sole discretion, shall establish with respect to each respective Key Employee one or more Performance Objectives to be satisfied prior to the grant to such Key Employee of an Award for such fiscal year. Any Performance Objective shall be comprised of specified annual corporate, business group or divisional levels of one or more of the following performance criteria: earnings per share; net earnings; pre-tax earnings; operating income; net sales; market share; balance sheet measurements; cash return on assets; book value; shareholder return; and return on average common equity. In establishing the level of Performance Objective to be attained, the Committee may disregard or offset the effect of any extraordinary and/or nonrecurring items. Awards may also be payable, in the sole discretion of the Committee, when the Corporation's performance, as measured by one or more of the criteria enumerated in this Subsection 7(b), as compared to peer companies, equals or exceeds an objective target established by the Committee not later than ninety (90) days after the commencement of the fiscal year for which the Award is to be granted.

                 (c) Notwithstanding attainment of the applicable Performance Objective(s) or any provision of this Restricted Stock Plan to the contrary, the Committee shall have the power, in its sole discretion, to exercise negative discretion to reduce the Award to a Key Employee for any fiscal year to zero or such other amount as it shall determine.

                 (d) Notwithstanding any provision of this Restricted Stock Plan to the contrary, the maximum Award which may be granted for any fiscal year is Five Thousand (5,000) shares to any Key Employee, exclusive of additional shares purchased with distributions payable on Restricted Stock.

                 (e) No Award shall be made to a Key Employee for a fiscal year prior to written certification by the Committee of attainment of the Performance Objective(s) applicable to such Key Employee. Upon such certification by the Committee, the Corporation shall cause to be issued in the name of each Key Employee entitled to an Award the number of shares of Common Stock representing such Award.

         8.      DELIVERY OF RESTRICTED STOCK

                 (a) If McDonald continuously remains in the employ of the Corporation or a Subsidiary through December 31, 2005, any shares of Restricted Stock awarded to McDonald during the years 1996 through 2001 shall be delivered to McDonald without any restrictions promptly after January 1, 2006, and if McDonald continuously remains in the employ of the Corporation or a Subsidiary through December 31, 2007, any shares of Restricted Stock awarded to McDonald during the years 2002 through 2007 shall be delivered to McDonald without any restrictions promptly after January 1, 2008, and any shares of Restricted Stock awarded to McDonald after 2007 shall be delivered to McDonald promptly after the Award of such shares; provided, however, that in the event of an earlier termination of McDonald's employment with the Corporation and its Subsidiaries as a result of his permanent disability or for Good Reason within thirty-six
(36) months following a Change in Control of the Corporation, all restrictions on Restricted Stock awarded to McDonald prior to such termination shall lapse and all shares of Common Stock awarded to McDonald pursuant to prior Awards shall be delivered to McDonald.

                 (b) If a Key Employee other than McDonald continuously remains in the employ of the Corporation or a Subsidiary for a period specified by the Committee, but in no event sooner than December 31 of the ninth (9th) year following the year with respect to which the initial Award target under the Restricted Stock Plan is established for such Key Employee, the shares of Restricted Stock awarded to such Key Employee through such period shall be delivered to such Key Employee without any restrictions promptly after the expiration of such period; provided, however, that upon such Key Employee reaching his or her Normal Retirement Date or in the event of an earlier termination of the Key Employee's employment with the Corporation and its Subsidiaries as a result of such Key Employee's permanent disability or for Good Reason within thirty-six (36) months following a Change in Control of the Corporation, all restrictions on Restricted Stock awarded to the Key Employee shall lapse and all shares of Common Stock awarded to the Key Employee pursuant to prior Awards shall be delivered to the Key Employee.

                 (c) Stock certificates evidencing the Restricted Stock awarded to each Key Employee shall be issued in the name of the respective Key Employee but shall be held and retained by the Corporation until the restrictions set forth herein shall have lapsed. All such stock certificates shall bear the following legend:

                 The shares of V.F. Corporation common stock evidenced by this certificate are subject to the terms and conditions of the VF Corporation 1995 Key Employee Restricted Stock Plan; such shares are subject to forfeiture under the terms of said Restricted Stock Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated, except pursuant to the provisions of said Restricted Stock Plan, a copy of which is available from V.F. Corporation upon request.

Until the shares of Restricted Stock are delivered without restrictions to the Key Employee in accordance with the terms of this Restricted Stock Plan, the Key Employee shall deposit with the Corporation a stock power or other instrument of transfer or assignment, duly endorsed in blank, with signature guaranteed, corresponding to each certificate for Restricted Stock or distributions thereon. If a Key Employee shall fail to provide the Corporation with any such stock power or other instrument of transfer or assignment, such Key Employee hereby irrevocably appoints the Secretary of the Corporation as his or her attorney-in- fact to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Corporation.

                 (d) No Key Employee shall effect a Disposition of any shares of Restricted Stock unless, until and to the extent the restrictions imposed upon such stock shall have lapsed in accordance with this Restricted Stock Plan. Any attempt to effect a Disposition of any shares of Restricted Stock shall be void ab initio.

         9.      FORFEITURE

                 Except as otherwise provided in this Restricted Stock Plan, in the event of a Key Employee's Termination before completion of the employment period established pursuant to Section 8 hereof, the shares of Restricted Stock shall be returned to the Corporation and shall be deemed to have been forfeited by the Key Employee as of the date of Termination.

         10.     RIGHTS WITH RESPECT TO RESTRICTED STOCK

                 (a) Except as otherwise provided in this Restricted Stock Plan, each Key Employee shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Corporation, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Corporation and reinvested in additional shares of Common Stock to be issued in the name of the Key Employee. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Restricted Stock Plan. No fractional shares shall be issued under this Restricted Stock Plan, and any balance of cash distributions on the Restricted Stock shall be paid to the Key Employee (or his or her beneficiaries) upon distribution of the Restricted Stock in accordance with the Restricted Stock Plan.

                 (b) In the event that there are any changes in the outstanding Common Stock of the Corporation by reason of stock dividends, stock splits, or recapitalizations (whether by way of mergers, consolidations, combinations, or exchanges of shares or the like), the aggregate number and kind of shares available under the Restricted Stock Plan shall be appropriately adjusted by the Committee, if necessary, to reflect equitably such change or changes. Any shares of stock or other securities received by an Award recipient with respect to shares still subject to the restrictions imposed by this Restricted Stock Plan will be subject to the same restrictions and shall be deposited with the Corporation.

         11.     TAXES

                 (a) If a Key Employee properly elects, within thirty (30) days of the date on which an Award is granted, to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Restricted Stock subject to the Award, the Key Employee shall make arrangements satisfactory to the Committee to pay to the Corporation in the year of such Award any federal, state or local taxes required to be withheld with respect to such shares. If the Key Employee shall fail to make such tax payments as are required, the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Key Employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock subject to such Award.

                 (b) If the Key Employee does not make the election described in Subsection 11(a) above, the Key Employee shall, no later than the date as of which the restrictions referred to in Section 8 hereof shall lapse, pay to the Corporation, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock subject to such Award, and the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Key Employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock subject to such Award.

         12.     DELIVERY UPON DEATH

                 In the event of a Key Employee's death prior to the date as of which the restrictions referred to in Section 8 hereof shall lapse, any shares of Restricted Stock shall be delivered, without continuance of any restrictions provided for in this Restricted Stock Plan, to the beneficiary or beneficiaries designated by the Key Employee in writing delivered to the Corporation, or, if such beneficiary or beneficiaries are then deceased or if the Key Employee has not so designated any beneficiary, such shares shall be delivered to the executor or administrator of the Key Employee's estate.

         13.     SECURITIES AND OTHER LAWS

                 In any case where, in the opinion of the Committee, the issue and/or delivery of shares of Common Stock under the Restricted Stock Plan would violate requirements of federal or state securities or other laws, or the requirements of any exchange on which the securities are listed, the Corporation shall be entitled to postpone such issue and/or delivery until such requirements have been met. The Committee may require representations and agreements from any Key Employee in order to ensure compliance with federal or state securities or other laws.

         14.     AMENDMENTS AND TERMINATION

                 Except as otherwise provided in this Section 14, the Restricted Stock Plan or any portion hereof may be amended, modified or suspended at any time and from time to time, or terminated by the Committee.
No amendment, modification, suspension or termination shall adversely affect the terms and conditions of prior Awards without the written consent of the Key Employee, except that the Restricted Stock Plan may be amended, modified or suspended without the consent of any Key Employee in order to conform to changes in or restrictions or limitations imposed by securities or tax laws or regulations, or any other laws or regulations deemed by the Committee to be binding on the Restricted Stock Plan. Notwithstanding any other provision of this Restricted Stock Plan, no amendment or modification shall be effective without the approval of the shareholders of the Corporation if such shareholder approval is required to preserve the Corporation's federal income tax deduction for Awards under this Restricted Stock Plan pursuant to the "other performance-based compensation" exception in Section 162(m)(4)(C) of the Code, or a successor provision.

         15.     MISCELLANEOUS

                 (a) No Right to Employment - The grant of an Award shall not be construed as giving a Key Employee the right to be retained in the employ of the Corporation or any Subsidiary, nor affect in any way the right of the Corporation or any Subsidiary to terminate such employment at any time, with or without cause.

                 (b) No Limit on Other Compensation Arrangements - Nothing contained in this Restricted Stock Plan shall preclude the Corporation or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

                 (c) Severability - If any provision of the Restricted Stock Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Restricted Stock Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the sole discretion of the Committee, materially altering the purpose or intent of the Restricted Stock Plan and any Award hereunder, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Restricted Stock Plan or any such Award shall remain in full force and effect.

                 (d) No Trust or Fund Created - Neither the Restricted Stock Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Corporation or any Subsidiary and any Key Employee or any other person. To the extent that any Key Employee or other person acquires a right to receive payments from the Corporation pursuant to the Restricted Stock Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

                 (e) Governing Law - The validity, interpretation, construction and performance of the Restricted Stock Plan or any Award hereunder shall be governed by the laws (but not any provisions relating to conflicts of laws) of the Commonwealth of Pennsylvania.

                 (f) Headings - Headings are given to the Sections and Subsections of the Restricted Stock Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Restricted Stock Plan or any provision hereof.